Exhibit 1.2
Pricing Agreement
Morgan Stanley & Co. Incorporated
     As Representatives of the several
   Underwriters named in Schedule I hereto,                                         March 29, 2006
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
          Newfield Exploration Company, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated March 29, 2006 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Designated Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus or the Time of Sale Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus or the Time of Sale Prospectus (each as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus or the Time of Sale Prospectus, each relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement and the address of the Representatives referred to in such Section 13 are set forth in Schedule II hereto.
          An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.
          Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Firm Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.
          If the foregoing is in accordance with your understanding, please sign and return to us 10 counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the

          Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.
[Signature page follows]

Very truly yours, Newfield Exploration Company
By:	/s/ Terry W. Rathert
Terry W. Rathert
Senior Vice President and Chief Financial Officer

Accepted as of the date hereof:
Morgan Stanley & Co. Incorporated
By: /s/ William Blais
On behalf of each of the Underwriters

SCHEDULE I

Principal Amount of
Firm Designated
Securities
Underwriter	to be Purchased
Morgan Stanley & Co. Incorporated	$379,500,000
J.P. Morgan Securities Inc.	$42,625,000
First Albany Capital Inc.	$31,625,000
Goldman, Sachs & Co.	$31,625,000
Wachovia Capital Markets, LLC	$31,625,000
Calyon Securities (USA) Inc.	$16,500,000
Harris Nesbitt Corp.	$16,500,000
Total	$550,000,000

SCHEDULE II
Title of Designated Securities:
6 5/8% Senior Subordinated Notes due 2016
Aggregate Principal Amount:
$550,000,000
Price to Public:
100% of the principal amount of the Designated Securities
Underwriting Discount:
0.75% of the principal amount of the Designated Securities
Purchase Price by Underwriters:
99.25% of the principal amount of the Designated Securities
Form of Designated Securities:
Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC or its designated custodian
Specified funds for payment of purchase price:
Federal (same day) funds
Time of Delivery:
10 a.m. (New York City time) on April 3, 2005
Indenture:
Indenture dated December 10, 2001, between the Company and Wachovia Bank, National Association, as Trustee, as supplemented by the Third Supplemental Indenture to be dated as of April 3, 2006
Maturity:
April 15, 2016

Interest Rate:
6 5/8%
Interest Payment Dates:
April 15 and October 15 of each year commencing on October 15, 2006
Optional Redemption Provisions:
•	Prior to April 15, 2011, make-whole at Treasuries plus 50 basis points
•	On and after April 15, 2011, at the redemption prices set forth below if redeemed during the 12-month period commencing on April 15 of the years set forth below:

2011	103.313%
2012	102.208%
2012	101.104%
2014 and thereafter	100.000%
•	Prior to April 15, 2009, up to 35% of the aggregate principal amount of the Designated Securities at a redemption price of 106.625% with the proceeds of one or more underwritten offerings of the Company’s common stock under an effective registration statement
Sinking Fund Provisions:
No sinking fund provisions
Closing location for delivery of Designated Securities:
Offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002
Name and Address of Representatives:
Morgan Stanley & Co. Incorporated
Address for notices:
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Listing of Designated Securities:
None

Blackout Provisions:
Until Closing
Underwriter Provided Information:
     The only information provided by the Underwriters and Representatives is (i) the table set forth in the first paragraph and (ii) the fourth paragraph, each under the caption “Underwriting” in the Prospectus.
The Time of Sale:
5:30 p.m. (New York City Time) on March 29, 2006.

Time of Sale Prospectus:	1)	Prospectus dated April 26, 2005 relating to the Securities;

	2)	The preliminary prospectus supplement dated March 29, 2006 relating to the Designated Securities; and

	3)	The pricing term sheet relating to the Designated Securities filed as a free writing prospectus by the Company under Rule 433 of the Securities Act on March 29, 2006.